EXHIBIT 5.05




                                January 27, 1998



Harvest Restaurant Group, Inc.
1250 N.E. Loop 410, Suite 335
San Antonio, TX 78209

     Re: Registration Statement on Form S-3

Gentlemen:

     We have assisted in the preparation and filing by Harvest Restaurant Group, Inc. (formerly CluckCorp International, Inc.) (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to 1,500,000 shares of Series A Preferred Stock and the underlying 4,050,000 share of no par value Common Stock (collectively the "Securities").


     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and reserved for issuance, and such Securities, when issued in accordance with the terms thereof, against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities.

     We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection therewith.

                                                     Very truly yours,


                                                     /s/ Gary A. Agron
                                                     ---------------------------
                                                     Gary A. Agron